                                                                    EXHIBIT 10.3

                              DATED           2001

              (1)     HUTCHISON TELECOMMUNICATIONS LIMITED

                                       AND

              (2)     HUTCHISON WHAMPOA LIMITED

                                       AND

              (3)     ASIA GLOBAL CROSSING LTD.

                                       AND

              (4)     GLOBAL CROSSING LTD.

                                       AND

              (5)     HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED


                    ----------------------------------------

                             SHAREHOLDERS' AGREEMENT

                                   RELATING TO

                   HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED

                    ----------------------------------------


                               DENTON WILDE SAPTE

                             43/F CHEUNG KONG CENTER

                             2 QUEEN'S ROAD CENTRAL

                                    HONG KONG

                               TEL: 852-2820-6272

                                      INDEX

                                                                     PAGE
1. DEFINITIONS AND INTERPRETATION ..................................  2

2. THE COMPANY, HGCI AND HGC .......................................  8

3. ARTICLES OF ASSOCIATION ......................................... 12

4. BUSINESS OF THE HGC GROUP ....................................... 13

5. DIRECTORS ....................................................... 16

6. SHAREHOLDERS' MEETINGS .......................................... 19

7. DEADLOCK ........................................................ 20

8. ACCOUNTS AND INFORMATION TO SHAREHOLDERS ........................ 20

9. BUSINESS PLAN; OPERATING BUDGET ................................. 22

10. EMPLOYMENT POLICIES ............................................ 23

11. TRANSFER OF SHARES AND SHAREHOLDERS' LOAN ...................... 24

12. GUARANTEES ..................................................... 25

13. CONFIDENTIALITY ................................................ 27

14. NON COMPETITION AND OTHER OBLIGATIONS .......................... 27

15. PROTECTION OF NAME ............................................. 32

16. TERMINATION .................................................... 32

17. MISCELLANEOUS .................................................. 33

18. NOTICE ......................................................... 35

19. TAXES .......................................................... 36

20. AGENT FOR SERVICE .............................................. 38

21. CONTRACTS (RIGHTS OF THIRD PARTIES) ............................ 40

SCHEDULE 1A  A GROUP SERVICES ...................................... 41

SCHEDULE 1B  B GROUP SERVICES ...................................... 42

SCHEDULE 2  NON COMPETE EXCEPTIONS ................................. 43

SCHEDULE 3  RESERVED MATTERS ....................................... 44

SCHEDULE 4  DEED OF ADHERENCE ...................................... 46

SCHEDULE 5  ARBITRATION/EXPERT ..................................... 48

                            SHAREHOLDERS' AGREEMENT

THIS SHAREHOLDERS' AGREEMENT is made on 24 of September 2001



BETWEEN:

(1) HUTCHISON TELECOMMUNICATIONS LIMITED, a company incorporated in Hong Kong and having its registered office at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong ("PARTY A");

(2) HUTCHISON WHAMPOA LIMITED, a company incorporated in Hong Kong with its registered office at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong ("PRINCIPAL PARTY A");

(3) ASIA GLOBAL CROSSING LTD., a company incorporated with limited liability in Bermuda with its registered office at Wessex House, 45 Reid Street, Hamilton, HM12 Bermuda ("PARTY B");

(4) GLOBAL CROSSING LTD., a company incorporated with limited liability in Bermuda with its registered office at Wessex House, 45 Reid Street, Hamilton, HM12, Bermuda ("PRINCIPAL PARTY B"); and

(5) HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED, a company incorporated in the British Virgin Islands with its registered office at the offices of Trident Trust Company (B.V.I.) Limited, P.O. Box 146, Road Town, Tortola, the British Virgin Islands (the "COMPANY").

WHEREAS:

(A) The Company is a company incorporated in the British Virgin Islands with registered number 69098 and as at the date hereof has an authorised capital of US$50,000 divided into 50,000 shares of US$1 each, 320 of such shares have been issued and are fully paid and are beneficially owned by Party A and by Party B as to 160 shares each.

(B) Hutchison Global Crossing Limited ("HGC") (previously known as Hutchison Communications Limited) is a company incorporated in Hong Kong with registered number 385946 and as at the date hereof has an authorised capital of HK$10,000 divided into 1,000 ordinary shares of HK$10 each. Two of such shares have been issued and are fully paid up and are both beneficially owned by Hutchison Global Crossing Investments Limited ("HGCI"), which is a wholly owned subsidiary of the Company.

(C) The Company's Subsidiaries provide fixed telecommunication network and multimedia services in Hong Kong.



                                       1.

(D) By a letter agreement dated 12 October 2000 (known as the "ROLL-UP LETTER") between Principal Party A, Party A, the Company, Party B, Principal Party B and Global Crossing Holdings Limited it was agreed, inter alia, that Party B would become a Shareholder in replacement of Global Crossing Holdings Limited.

(E) On the same date as this Agreement, HGC entered into the Data Center Business Transfer Agreement and the ESD Transfer Agreement, pursuant to which the spin-offs of its media distribution center business and electronic services delivery business respectively ("SPIN-OFFS") were effected.

(F) The parties hereto have agreed to enter into this Agreement to provide for the ownership, management, financing and other activities of the Company and its Subsidiaries from time to time and their rights and duties inter se, taking into account the changes to the HGC Group since the Original Shareholders' Agreement (as defined below) and the Spin-offs and to supersede the Original Shareholders' Agreement.

NOW IT IS HEREBY AGREED as follows:

1.      DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings respectively:

        "A GROUP" means Principal Party A and its Subsidiaries and Affiliates from time to time, but unless otherwise expressly stated does not include any member of the HGC Group, MDC Group or ESD Group.

        "A GROUP SERVICES" means the Telecommunications services provided in Hong Kong by member(s) of the A Group as set forth in Schedule 1A, as supplemented from time to time in accordance with Clause 2.15.

        "AGREEMENT" means this Shareholders' Agreement, including its Recitals and Schedules, as it may be amended and/or supplemented from time to time.

        "AFFILIATE" means, as to any Person, (a) any corporation more than 20% of whose stock of any class or classes having by the terms thereof ordinary voting power (including the right to vote on appointment of directors) is at the time directly or indirectly owned by such Person and/or one or more Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person have more than 20% direct or indirect equity interests therein, in each case, other than a Subsidiary of such Person.

        "ARTICLES" means the articles of association of the Company, as amended from time to time and for the time being in force.

        "B GROUP" means Principal Party B and its Subsidiaries and its Affiliates from time to time but unless otherwise expressly stated does not include any member of the HGC Group, MDC Group or ESD Group.



                                       2.

        "B GROUP SERVICES" means the services provided by member(s) of the B Group set forth in Schedule 1B, as supplemented from time to time in accordance with Clause 2.15.

        "BOARD" means the board of Directors of the Company from time to time.

        "BUSINESS" means the provision of:

        (a)     HK Fixed Services;

        (b)     Internet Access and Transport Services in Hong Kong;

        (c)     PRC Fixed Services; and

        (d)     Internet Access and Transport Services in the PRC.

        "BUSINESS DAYS" means any day on which banks in Hong Kong, New York and Los Angeles are officially open for business generally, except a Saturday or a Sunday.

        "BUSINESS PLAN" means the business plan and operating budget of the HGC Group (including the Existing BP) as referred to in Clause 9.

        "CAPACITY" means:

        (a) in the case of the HGC Group, backhaul, capacity, and leased circuit services on the terrestrial networks in Hong Kong and the PRC owned by the HGC Group or with respect to which the HGC Group has the right to set the price and other terms; and

        (b) in the case of the B Group, wholesale international cable capacity owned by the B Group or with respect to which the B Group has the right to set the price and other terms.

        "CARRIER" means a person that is entitled, authorised, licensed or otherwise permitted to establish, operate and maintain
        Telecommunications facilities and/or to provide services over such facilities in Hong Kong from time to time.

        "CK" means Cheung Kong (Holdings) Limited.

        "COMPANIES ORDINANCE" means the Companies Ordinance (Cap. 32) of the Laws of Hong Kong.

        "CONTENT AND PORTAL DISTRIBUTION" means the provision of information, entertainment and other content on the Internet and services associated therewith including, for example, development, establishment and supply of portal sites, provision of search engines and other software development for content provisioning on the Internet.

        "DATA CENTER BUSINESS TRANSFER AGREEMENT" means the agreement dated the date of this Agreement for the sale and purchase of the media distribution center business between HGC and Hutchison GlobalCenter Limited.

        "DATA CENTER SERVICES" means the provision of equipment co-location services, data center facilities management (including network management services and system security monitoring services), web hosting and associated web design services,



                                       3.

        application hosting, monitoring and management (whether the application is proprietary or belongs to the customers), storage, management, security and recovery services for data.

        "DIRECTOR(S)" means the director(s) of the Company from time to time.

        "E-COMMERCE" means the sale of goods and services on the Internet.

        "EFFECTIVE DATE" means 1 September 2001.

        "ESD GROUP" means ESD Investments One Limited and its Subsidiaries from time to time.

        "ESD TRANSFER AGREEMENT" means the agreement dated the date of this Agreement for the sale and purchase of the Sale Shares (as defined therein) and the assignment of certain shareholder loans between HGC (as seller and assignor) and Party A and Party B (as purchasers and assignees).

        "EXISTING BP" means the business plan adopted by the board of directors of HGC on 1 December 2000, which relates to the Business as well as the businesses carried on by Hazelwood Green Limited, ESD Investments One Limited and their respective Subsidiaries.

        "FUNDAMENTAL BREACH" means any breach of any obligation hereunder the commission of which would entitle a non-breaching party to terminate this Agreement at law (ignoring for that purpose any contrary provision in this Agreement).

        "FTNS LICENCE" means any fixed telecommunications network services licence issued under the Telecommunications Ordinance held from time to time by the HGC Group and includes:

        (a) any successor licence or licence replacing or modifying the said fixed telecommunications network service licence; and

        (b) all authorisations and licences issued pursuant to the said fixed telecommunications network service licence or incidental thereto.

        "GLOBAL CROSSING NETWORK" means:

        (a) those submarine and terrestrial cable systems referred to in the Network Agreement; and

        (b) submarine and terrestrial cable systems (other than terrestrial cable systems in the PRC and Hong Kong) owned by any one or more members of the B Group from time to time or with respect to which any one or more members of the B Group has the right to set the price and other terms for the related capacity.

        "GROUP SERVICES" means the collective reference to A Group Services and B Group Services.

        "HGC GROUP" means the Company and its Subsidiaries from time to time.

        "HK FIXED SERVICES" means the provision by wireline or wireless means of Telecommunications services between fixed points in Hong Kong or between one or more fixed points in Hong Kong and one or more fixed points outside Hong Kong



                                       4.

        including the provision of services, establishment and maintenance of networks (whether owned or leased) and facilities and other activities from time to time authorised under HGC's FTNS Licence, but does not include Satellite Based Services. For the avoidance of doubt, HK Fixed Services includes the following to the extent so authorised under HGC's FTNS Licence:

        (a) facilitating the establishment of submarine cable landing stations in Hong Kong as permitted by Clause 4.6; and

        (b) without limiting the definition of Satellite Based Services set out below, subject to the approval of the Board in accordance with Clause 4.7, the establishment and use of satellite earth stations and the leasing of satellite capacity as part of the network established under HGC's FTNS Licence for the provision of services between fixed points.

        "HONG KONG" means the Hong Kong Special Administrative Region of the
        PRC.

        "HOSTING OPERATIONS" means the provision of a secure, environmentally controlled, physical space for customer-owned equipment with electrical power and security within a data center facility.

        "INTELLECTUAL PROPERTY" means all intellectual property rights, to the extent acquired by or developed by or vested in the Company and/or its Subsidiaries or their respective employees in the course of their conducting the Business, including but not limited to the following rights:

        (a) patents, copyrights, registered designs, trade marks, service marks, know how, discoveries, processes, computer software and programs, codes and related items, inventions, disclosures and related improvements and any right of the Company to have confidential information kept confidential; and

        (b) any application or right to apply for registration of any of the rights referred to in paragraph (a).

        "INTERNET ACCESS AND TRANSPORT SERVICES" means the establishment, maintenance or provision of Internet access facilities or services or the provision of capacity for accessing and transporting communications on the Internet on a wholesale or retail basis. Internet Access and Transport Services includes, without limitation, Internet Protocol ("IP") transit services.

        "INTERNET ADVERTISING" means advertising on the Internet and services relating thereto.

        "MDC GROUP" means Hazelwood Green Limited and its Subsidiaries from time to time.

        "MDC SHAREHOLDERS' AGREEMENT" means the shareholders' agreement dated the date of this Agreement between Party A, Principal Party A, Party B, Principal Party B and Hazelwood Green Limited as amended from time to time.

        "MOBILE SERVICES" means providing and maintaining a public radio-telephone service (other than services provided pursuant to an FTNS Licence) and the sales and/or lease of subscriber equipment (mobile and portable radio telephone equipment and related accessories).



                                       5.

        "NETWORK AGREEMENT" means the Global Crossing Network Agreement, dated 12 January 2000, among the Company, Principal Party B and Global Crossing USA Inc (which has assigned its rights and obligations under that agreement to Party B), as amended, supplemented or otherwise modified from time to time.

        "ORIGINAL SHAREHOLDERS' AGREEMENT" means the original shareholders' agreement between Party A, Principal Party A, Principal Party B, Global Crossing Holdings Ltd. (which has transferred its Shares to Party B), and the Company, relating to the Company, dated 12 January 2000.

        "PAGING SERVICES" means paging and ancillary services, including services of a type which were authorised under the Public Radio Communications Services licenses.

        "PERSON" means any individual, partnership, joint venture, corporation, limited liability company, limited duration company, limited life company, association, trust or other enterprise or a government, including an agency thereof.

        "PRC" means the People's Republic of China, including Macau, but excluding Hong Kong, and for the avoidance of doubt does not include Taiwan.

        "PRC FIXED SERVICES" means the provision by wireline or wireless means of Telecommunications services between fixed points in the PRC or between one or more fixed points in the PRC and one or more fixed points outside the PRC, but does not include Satellite Based Services. For the avoidance of doubt, PRC Fixed Services includes the following:

        (a) facilitating the establishment of submarine cable landing stations in Hong Kong as permitted by Clause 4.6; and

        (b) without limiting the definition of Satellite Based Services set out below, subject to the approval of the Board in accordance with Clause 4.7, the establishment and use of satellite earth stations and the leasing of satellite capacity as part of the network established for the provision of services between fixed points as aforesaid.

        "PRINCIPAL PARTIES" means Principal Party A and Principal Party B.

        "RELEVANT AGREEMENTS" has the meaning assigned to that term in the Sale and Purchase Agreement.

        "RELEVANT PERIOD" means the period from the Effective Date to the date one year (or if a court of competent jurisdiction determines that this period is unenforceable six months) following the termination of this Agreement.

        "RELEVANT SHAREHOLDER" means:

        (a) in respect of Principal Party A, Party A and any person for whose obligations Principal Party A is liable under Clause 11.3; and

        (b) in respect of Principal Party B, Party B and any person for whose obligations Principal Party B is liable under Clause 11.3.



                                       6.

        "SALE AND PURCHASE AGREEMENT" means a subscription and sale and purchase agreement between the parties named therein dated 15 November, 1999, as amended, supplemented or otherwise modified from time to time.

        "SATELLITE BASED SERVICES" means Telecommunications services provided by satellite (other than services provided pursuant to a FTNS Licence) including, without limitation, the ownership and operation of satellites, television broadcasting and similar services provided by satellite, VSAT services and services provided through global satellite systems and global positioning services, and the establishment and maintenance of facilities relating to any of the foregoing and services ancillary thereto.

        "SHAREHOLDER(S)" means holder(s) of Share(s) from time to time.

        "SHAREHOLDERS' LOAN(S)" means loan(s) made or to be made to the Company by the Shareholders (or where the context so requires, by a particular Shareholder) or, where the context so requires, the outstanding amount thereof.

        "SHARE(S)" means the issued share(s) in the capital of the Company from time to time.

        "SUBSIDIARY" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person have more than 50% equity interests therein provided that, whether or not falling within paragraphs (a) and (b) of this definition and without limiting the foregoing, Party B and its Subsidiaries (as defined in paragraphs (a) and (b) above) shall be deemed to be Subsidiaries of Principal Party B for so long as Party B or any of Party B's Subsidiaries owns any Shares (and, if Party B or its Subsidiary disposes of its Shares after the restrictions on transfer of Shares under this Agreement are removed pursuant to Clause 11.2(a), Party B and its Subsidiaries shall be deemed to continue to be Subsidiaries of Principal Party B from the date of such disposal until the date this Agreement terminates under Clause 11.2).

        "TELECOMMUNICATIONS ORDINANCE" means the Telecommunications Ordinance, (Cap. 106) of the Laws of Hong Kong.

        "TELECOMMUNICATIONS" includes any communication by wire or radio waves or any other electromagnetic means or by any combination thereof:

        (a) whether between persons and persons, things and things or persons and things; and

        (b)     whether in the form of speech, music or other sounds;

        (c) whether in the form of data, text, visual images (animated, moving or otherwise), signals or any other form; and

        (d)     whether in any combination of forms.

        "HK$" means Hong Kong dollars, the lawful currency of Hong Kong.




                                       7.

        "US$" means United States dollars, the lawful currency of the United States of America.

1.2 References herein to Clauses, paragraphs, Recitals and Schedules are to clauses, paragraphs and recitals of and schedules to this Agreement unless the context requires otherwise and the Recitals and the Schedules shall form part of this Agreement.

1.3 References to any statute or statutory provisions shall include any statute or statutory provision which amends or replaces, or has amended or replaced it and shall include any subordinate legislation made under the relevant statute.

1.4 References to writing shall include typewriting, printing, lithography, photography and facsimile message and other modes of reproducing words in a legible and non-transitory form.

1.5 Words importing the singular include the plural and vice versa, words importing a gender include every gender and references to any person shall include references to an individual, firm, or body corporate or unincorporate.

1.6 Headings are for convenience of reference only and shall not affect the construction of this Agreement.

1.7 The expressions "Party A", "Party B", "Principal Party A", "Principal Party B", "Shareholder(s)" and "the Company" shall, where the context permits, include their respective successors and permitted assigns.

1.8 Any obligation of a party to procure or cause an Affiliate to take any action whatsoever shall be limited to an obligation to use reasonable commercial endeavours to secure that the Affiliate undertakes that action.

1.9     This Agreement shall become effective on the Effective Date.

2.      THE COMPANY, HGCI AND HGC

2.1 The Company is and shall be an international business company incorporated under the laws of the British Virgin Islands.

2.2 HGCI is and shall be an international business company incorporated under the laws of the British Virgin Islands.

2.3 HGC is and shall be a private company limited by shares incorporated under the Companies Ordinance.

2.4     Full Effect

        Each of the Shareholders shall, and shall procure all persons nominated by it on the Board or the board of directors of any Subsidiaries of the Company and representative(s) appointed to attend shareholders' meeting of the Company or any of its Subsidiaries to, exercise all voting rights and powers of control available to it in relation to the Company and its Subsidiaries so as to give full effect to the terms and conditions of this Agreement.



                                       8.

2.5     Listing

        Upon written request to the Company made at any time after 12 January 2002, either Principal Party A or Principal Party B may demand that the Company undertakes a listing of not more than 15% of any of:

        (i)     the Shares;

        (ii)    the shares in the capital of HGCI or HGC; or

        (iii) the shares of a holding company of the Company, HGCI or HGC, such holding company to be a new corporation formed for the purpose of seeking such listing,

        (the "LISTING SHARES").

        In each case on an internationally recognised stock exchange or other internationally recognised securities market by means of an initial public offering (the "INITIAL PUBLIC OFFERING") of the Listing Shares. If either Principal Party A or Principal Party B makes such a demand, the parties shall fully cooperate with each other in the marketing of the Listing Shares and shall be unconditionally obliged to each take all actions necessary or desirable to effect the Initial Public Offering. Without prejudicing each party's unconditional obligation to effect an Initial Public Offering in accordance with the previous sentence, the parties agree to cooperate with each other and negotiate in good faith with each other to address such amendments to this Agreement and other matters as may be reasonably necessary to effect the Initial Public Offering. Unless agreed to the contrary:

        (a) the Initial Public Offering shall take place on a Hong Kong stock exchange which is recognised internationally and/or the NASDAQ National Market as may be determined by agreement of the parties (and in attempting to reach agreement the parties will give good faith consideration to the written recommendations of the underwriter to the Initial Public Offering). If the parties do not agree on the exchange or exchanges on which the Initial Public Offering shall take place, the parties agree that the listing shall take place on both a Hong Kong internationally recognised stock exchange and on the NASDAQ National Market or the New York Stock Exchange; the percentage dilution of the A Group and the B Group in the corporation the securities of which are to be listed ("LISTING VEHICLE") shall be shared equally;

        (b) fees and expenses of the Initial Public Offering shall be borne by the Listing Vehicle;

        (c) the Initial Public Offering shall be of a primary issue of common shares of the Listing Vehicle; and

        (d) the parties shall negotiate in good faith over the necessary amendments to this Agreement in order to include the holding company referred to in 2.5(iii) within the HGC Group and in order to make the terms hereof applicable to such holding company and its Subsidiaries and shall each undertake all such acts, and execute all such documents, as may be reasonably necessary or desirable to give effect to this Clause.



                                       9.

2.6     A Group Obligation to Use B Group Services

        Principal Party A agrees:

        (a)     to:

                (i) procure that Subsidiaries of Principal Party A (excluding Subsidiaries located outside of Hong Kong or the PRC whose shares are publicly traded); and

                (ii) use reasonable commercial efforts to procure that its Subsidiaries located outside of Hong Kong or the PRC whose shares are publicly traded and its Affiliates,

                who require access to B Group Services shall subscribe for such B Group Services from the B Group so long as such B Group Services are reasonably competitive as to price, availability, quality and other terms material to its competitiveness and provided that with respect to B Group Services not set forth in
                Schedule 1B as of the date hereof, the B Group has complied with its obligations set forth in Clause 2.15; and

        (b) for so long as CK is the beneficial owner of at least 40% of the voting shares of Principal Party A, to use its reasonable commercial endeavours to cause CK and such of CK's Subsidiaries located in Hong Kong or the PRC which require B Group Services to obtain such B Group Services from the B Group so long as such B Group Services are reasonably competitive as to price, availability, quality and other terms material to its competitiveness and provided that with respect to B Group Services not set forth in Schedule 1B as of the date hereof, the B Group has complied with its obligations set forth in Clause 2.15;

        provided, in each case that such B Group Services are not otherwise provided by any member of the A Group or by the HGC Group.

2.7     HGC Group Use of A Group Services

        The Company agrees to procure that members of the HGC Group who require A Group Services shall procure such A Group Services from the A Group, so long as such A Group Services are reasonably competitive as to price, availability, quality and other terms material to its competitiveness and provided that with respect to A Group Services not set forth in
        Schedule 1A as of the date hereof, the A Group has complied with its obligations set forth in Clause 2.15.

2.8     HGC Group Use of B Group Services

        The Company agrees to procure that members of the HGC Group who require B Group Services shall, subject to the provisions of Clause 2.11 in the case of purchases of Capacity, procure such B Group Services from the B Group, so long as such B Group Services are reasonably competitive as to price, availability, quality and other terms material to its competitiveness and provided that with respect to B Group Services not set forth in Schedule 1B as of the date hereof, the B Group has complied with its obligations set forth in Clause 2.15.



                                      10.

2.9     B Group Obligation to Use A Group Services

        Subject to Clause 14.8, Principal Party B agrees to procure that members of the B Group (other than Party B and its Subsidiaries if such persons are deemed Subsidiaries of Principal Party B solely by operation of the provisions contained in the last parenthetical of the definition of "Subsidiary") who require A Group Services in Hong Kong (not otherwise provided by any member of the B Group or by any member of the HGC Group) shall procure such services from the A Group, so long as such services are reasonably competitive as to price, availability, quality and other terms material to its competitiveness and provided that with respect to A Group Services not set forth in Schedule 1A as of the date hereof, the A Group has complied with its obligations set forth in Clause 2.15.

2.10    Access to A Group/CK Properties

        Principal Party A agrees:

        (a) to provide, and to cause each member of the A Group to provide, HGC and its Subsidiaries with access to properties (including related infrastructure) which from time to time are owned or controlled by any member of the A Group; and

        (b) for so long as CK is the beneficial owner of at least 40% of the voting shares of Principal Party A, to use its reasonable commercial endeavours to cause CK and its Subsidiaries to provide HGC and its Subsidiaries with access to properties (including related infrastructure) which from time to time are owned or controlled by CK or its Subsidiaries;

        in each case on a commercially reasonable basis and on terms which are, in any event, not worse (from the perspective of the HGC Group) than the basis and terms on which access is currently provided to the HGC Group.

2.11    Price of B Group Capacity For HGC Group

        Principal Party B shall, and shall cause members of the B Group (other than Party B and its Subsidiaries if such persons are deemed Subsidiaries of Principal Party B solely by operation of the provisions contained in the last parenthetical of the definition of "Subsidiary") to, provide Capacity on the Global Crossing Network to the HGC Group at a price equal to the lowest price of any sale on the applicable Global Crossing Network during the preceding calendar quarter to a non-affiliated entity activating a similar amount of Capacity on the applicable system(s) (excluding discounts given in respect of future commitments and past purchases unless comparable circumstances apply in the case of the proposed purchaser and having regard to timing of commitments, purchase and activation) less 5%; provided, however, that in no event shall such price be at below cost.

2.12    Price of HGC Group Capacity for A Group, B Group and ESD Group

        The HGC Group shall provide Capacity and other services within the Business to:

        (a)     Principal Party A and its Subsidiaries;

        (b)     Principal Party B and its Subsidiaries; and



                                      11.

        (c) ESD Investments One Limited respectively and its Subsidiaries, provided it is more than 50% owned directly or indirectly, by Party A and Party B,

        at a price equal to the lowest price of any sale on the HGC Group network during the preceding calendar quarter to a non-affiliated entity activating a similar amount and type of Capacity or service (excluding discounts given in respect of future commitments and past purchases unless comparable circumstances apply in the case of the proposed purchaser and having regard to timing of commitments, purchases and activation) less 5%; provided, however, that in no event shall such price be below cost.

2.13    Price of HGC Group Capacity to MDC Group

        The Shareholders shall procure that so long as the HGC Group and the MDC Group remain to be more than 50% owned by Party A and Party B, directly or indirectly, that the HGC Group shall provide Capacity to members of the MDC Group at cost, plus the administrative costs incurred by the HGC Group in providing such services.

2.14    Price of HGC Group Capacity To Third Parties

        Except as otherwise agreed by the Board or as otherwise provided by this Agreement (including, without limitation, in Clause 2.12), Capacity and other services within the Business shall be provided by the HGC Group to third parties at market rates.

2.15    Notice of New Group Services

        Each of Principal Party A and Principal Party B respectively shall be permitted to supplement its respective Group Services by providing the other Principal Party with written notice of the services then being offered by members of the A Group or the B Group (as the case may require) (with respect to members of the A Group, in Hong Kong and with respect to members of the B Group, outside of Hong Kong). Unless the Principal Parties agree to the contrary, the services set forth in such notice shall be deemed included in Schedule 1A or Schedule 1B, as the case may be, at the end of the period of thirty (30) days after the date of such notice (the Principal Parties to negotiate in good faith over such additional Group Services during such period).

3.      ARTICLES OF ASSOCIATION

3.1     New Articles of Association

        As soon as practicable following the signing of this Agreement the Company shall, and each of the Shareholders hereby agrees that they shall procure the Company to, adopt new Articles of Association in order to reflect the relevant terms and provisions of this Agreement.

3.2     Inconsistency

        In the event of inconsistency between this Agreement and the Articles or the articles of association of HGC, this Agreement shall prevail.



                                      12.

4.      BUSINESS OF THE HGC GROUP

4.1     The Business

        The HGC Group shall carry on the Business as its primary areas of focus.

4.2     Incidental Activities

        In addition, the HGC Group may also carry on the following activities incidental to the Business:

        (a)     the provision of E-Commerce in Hong Kong;

        (b)     the provision of Content and Portal Distribution in Hong Kong;

        (c)     the provision of Internet Advertising in Hong Kong;

        (d)     Hosting Operations;

        (e)     Data Center Services;

        (f) the establishment and maintenance of facilities and the provision of services reasonably incidental to the Business and to any of the above and/or as may be agreed; and

        (g) the provision of subscriber equipment in connection with the services listed above;

        In pursuing the activities referred to in paragraphs (a) to (c) above, the Shareholders shall procure that if any Hosting Operations or Data Center Services are required by the HGC Group, the HGC Group shall obtain these services from the MDC Group subject to and in accordance with Clause 14.5 of the MDC Shareholders' Agreement.

        In pursuing the activities referred to in paragraphs (d) and (e) above, the Shareholders shall not, and shall procure that HGC and its Subsidiaries do not, breach Clause 11 (Restrictive Covenants) of the Data Center Business Transfer Agreement dated the date of this Agreement between (1) HGC and (2) Hutchison GlobalCenter Limited or Clause 14 (Non-competition and other obligations) of the MDC Shareholders' Agreement.

        If a customer of the HGC Group requires Hosting Operations and Data Center Services (other than the provision of equipment co-location services to Carriers) the HGC Group shall use commercially reasonable efforts to persuade such customer to use the MDC Group for such Hosting Operations and Data Center Services.

4.3     Excluded

        For the avoidance of doubt, the business of the HGC Group does not include:

        (a)     the provision of Mobile Services;

        (b)     the provision of Paging Services and associated facilities; or

        (c)     Satellite Based Services.



                                      13.

4.4     PRC Business

        (a) The Shareholders and the Principal Parties acknowledge that PRC Fixed Services and Internet Access and Transport Services in the PRC (together, the "PRC BUSINESS") are within the Company's scope of business, and neither Principal Party (and none of their respective Subsidiaries) shall pursue such an opportunity except through the Company and its Subsidiaries, other than as provided in this Clause 4.4 or Clause 14.

        (b) If either Principal Party or their respective Subsidiaries obtain an opportunity in a PRC Business which such party wishes to pursue (each, a "PRC OPPORTUNITY"), such party (the "OFFERING PARTY") shall give prompt written notice thereof to the Board. Such notice shall specify the PRC Opportunity in reasonable detail (including the timing of the transaction) so that the Board can reasonably consider the PRC Opportunity.

        (c) If the HGC Group is not permitted by law, or published policy, regulation or decree to pursue a PRC Opportunity (collectively, "PROHIBITION"), then the Offering Party shall be permitted, after giving written notice thereof to the Board and the other Principal Party, to pursue such PRC Opportunity (through itself, through its related Principal Party or through one of such related Principal Party's Subsidiaries), provided, however, that:

                (i) prior to exercising the rights conferred by the remainder of this Clause based on the view that the HGC Group is not permitted to pursue the PRC Opportunity by virtue of a Prohibition, the Offering Party shall first discuss the problem in good faith with the other Principal Party with a view to attempting to overcome the problem during a reasonable period having regard to any time constraints attached to the opportunity and having regard to whether such Prohibition will cease within a reasonable time period;

                (ii) if the discussions in (i) have not resulted in the problem being overcome and the Offering Party still wishes to pursue the PRC Opportunity, the Offering Party shall in that event provide a written offer ("OFFER") to the other Principal Party (the "OFFERED PARTY") for the right to participate in 50% of the PRC Opportunity available to the Offering Party (subject to the Offered Party assuming 50% of the liabilities attached thereto), such Offer to set out the terms of the PRC Opportunity as well as the structure in which the Offered Party and the Offering Party shall participate, in each case in reasonable detail (the "OFFERING NOTICE"). The Offered Party shall have a reasonable opportunity to consider such Offer, but shall, in any event, provide the Offering Party a written reply to such Offer within 30 days of receiving the Offering Notice ("Offer Period");

                (iii) should the Offered Party refuse or fail within the Offer Period to accept in writing the Offer, the Offering Party and/or its Subsidiary or Subsidiaries shall be entitled to undertake the PRC Opportunity. If however the only reason preventing the Offered Party from accepting the Offer is a Prohibition (and the Offered Party notifies the Offering Party thereof in writing within the Offer Period), the Offering Party and the Offered Party shall negotiate in good faith with the other to



                                      14.

                        establish a mechanism through which the other will be put in the same position, including as to risks and returns, as if it had invested directly in such PRC Opportunity; and

                (iv) if the Offered Party accepts the Offer within the Offer Period, both parties agree to proceed in accordance with the terms of the Offer.

               For the avoidance of doubt, the carrying on of businesses by any Shareholder pursuant to this Clause shall not be regarded as a breach of the non-competition provisions contained in Clause 14. Any right to participate under this Clause may be exercised by the Offered Party in its own right or by a Subsidiary of the Offered Party.

4.5     Intellectual Property

        Each of the Shareholders recognises and acknowledges that, as between the HGC Group and the Shareholders, the Company is the sole and exclusive owner of all of the rights in and to the Intellectual Property. The Shareholders agree that no member of the HGC Group shall grant a licence to any member of the A Group or the B Group with respect to any Intellectual Property, except a licence in writing that is approved by the Board. Each of the Shareholders agrees that neither this Agreement nor any of the Shareholder's activities contemplated herein shall confer upon any member of the A Group or B Group any right, title or interest in or to any of the Intellectual Property or any right to use the Intellectual Property except:

        (a) to the extent licensed in writing to that Shareholder by an HGC Group company;

        (b) to the extent owned by that member of the A Group or B Group and licensed to the HGC Group company; provided, however, that any improvements or developments made by the Company and based upon Intellectual Property licensed from a member of the A Group or B Group shall belong exclusively to the Company; and

        (c) in the case of know how or other information, that information becomes generally known or generally available to the public through no act or failure to act on the part of either Shareholder.

4.6     Cable Landing Stations

        The HGC Group shall not:

        (a) make any capital expenditure or equity contribution in relation to a submarine cable landing station in Hong Kong or the PRC (including the establishment thereof); or

        (b) own cable stations or submarine cable systems in each case which land in Hong Kong or the PRC or participate in consortiums or similar arrangements doing the same;

        provided that it is agreed that the HGC Group may facilitate the establishment of cable landing stations to the extent desirable to enable the HGC Group to compete as a provider of backhaul facilities and domestic services in Hong Kong and the PRC.



                                      15.

4.7     Satellite Earth Stations/Capacity

        The HGC Group shall not undertake the establishment and use of satellite earth stations or the leasing of satellite capacity without the prior approval of the Board and provided that the earth stations or satellite capacity is required for purposes not reasonably able to be achieved on a competitive basis by use of submarine cables.

5.      DIRECTORS

5.1     Directors' Appointment

        The Board shall, unless the Shareholders otherwise unanimously agree, consist of six Directors. Each Shareholder shall be entitled to nominate 3 Directors and require the appointment by the Shareholders or by the Board of the 3 Directors nominated by it. The nominating Shareholder shall have the exclusive right to require the removal and replacement of the Director(s) nominated by that Shareholder from time to time. Each Shareholder shall from time to time promptly upon request of the other Shareholder take all such action, including voting their respective Shares, procuring their respective nominated Directors on the Board to vote in favour of resolutions and signing documents as may be necessary to appoint, remove or replace (as the case may require) Director(s) under this Clause.

5.2     Board Meetings

        Any two Directors may, at any time, convene a Board meeting. Meetings of the Board shall be held at least once every quarter. Unless otherwise agreed by a majority of the Directors, all Board meetings shall be held after not less than 14 Business Days written notice thereof (or such shorter period as the majority of the Directors entitled to attend that meeting may agree) has been given to each Director, or his alternate, stating the date, time, place and agenda of the Board meeting (including details of arrangements for participation by conference telephone or any other communication equipment permitted by Clause 5.8) and no business (other than business of a routine or non-material nature) may be conducted at a Board meeting other than the business specified in the agenda. The sending of a notice of a Board meeting to the address or facsimile number from time to time notified or provided by each Director or his alternate to the Company Secretary shall be deemed to be a valid service of a notice of the Board meeting.

5.3     Quorum

        No meeting of the Board may proceed to business nor transact any business unless a quorum is present. The quorum for a Board meeting shall be two Directors (including one Director nominated by Party A and one Director nominated by Party B) present in person or by their respective alternates. If a quorum is not present within twenty minutes of the time scheduled for commencement of the Board meeting, the meeting shall be adjourned to the same time and place on the same day in the next week, unless at least one Director nominated by each of Party A and Party B agree to an alternative date, time or place.



                                      16.

5.4     Vote

        At any Board meeting, each Director shall have one vote.

5.5     Chairman

        The Chairman of the Board shall initially be nominated by Party A from among the persons for the time being nominated by Party A for appointment as Directors and shall be in such office for 18 months, from 12 January 2000. The Chairman of the Board will then be appointed by Party B from among the persons for the time being nominated for appointment by Party B for appointment as Directors and shall also be in office for 18 months. Thereafter, such right of nomination of the Chairman of the Board shall be rotated between Party A and Party B every 18 months. The Chairman of the Board shall not be entitled to a second or casting vote.

5.6     Directors' Fees

        Unless otherwise agreed by the Shareholders unanimously, the Directors (or their respective alternates) shall not be entitled to be paid director's fees but shall be reimbursed for all out-of-pocket (including travel and accommodations) expenses reasonably incurred in performing their duties as Directors and shall receive such remuneration for executive services performed for any member of the HGC Group as the Board may decide.

5.7     Written Resolutions

        A resolution in writing signed by at least two Directors nominated by Party A and at least two Directors nominated by Party B or by signed facsimile of their signatures shall be valid and effective for all purposes as if passed at a duly convened meeting of the Board. Any such resolution may consist of one or several documents in like form, each signed or authenticated by one or more of the Directors.

5.8     Participation and Location

        Any or all Directors may participate in a meeting of the Board by means of a conference telephone or any communications equipment which allows all persons participating in the meeting to hear and speak to each other. A person so participating shall be deemed to be present in person at the meeting and shall be entitled to be counted in the quorum and to vote accordingly. Unless otherwise agreed by the Shareholders,

        (a) Board meetings (including attendance via conference calls) shall take place in Hong Kong, Bermuda or such other location as may be agreed by Party A and Party B; and

        (b) written resolutions of the Board shall be signed by the Board in Hong Kong, Bermuda or such other locations as may be agreed by Party A and Party B.

5.9     Board Referral and Voting

        The Board shall determine all matters by way of simple majority unless otherwise provided for herein or unanimously agreed by the Shareholders, provided that prior to the date upon which the transfer restrictions on Shareholders cease by virtue of the application of Clause 11.2 (a), all action by the Board shall require an affirmative vote



                                      17.

        of at least one director nominated by each Shareholder. The Shareholders shall procure that no member of the HGC Group will do any of the things listed in Schedule 3 without the prior approval of the Board. Notwithstanding the foregoing:

        (a) a resolution regarding termination of the service agreement dated 12 January 2000 between HGC, Principal Party A and Hutchison Telecommunications (Hong Kong) Limited or the service agreement dated 12 January 2000 between HGC and Principal Party A or the termination of any service provided under either such agreement may be passed by a majority of the directors nominated by Party B present at a validly convened meeting of directors of HGC and in the event of such termination Party A shall procure that its nominated directors on the board of directors of HGC do not unreasonably withhold their approval of a replacement arrangement with a third party proposed by Principal Party B; and

        (b) a resolution regarding termination of the Licence and Technical Assistance Agreement dated 12 January 2000 between the Company and Principal Party B may be passed by a majority of the directors nominated by Party A present at a validly convened meeting of directors of the Company or HGC (as the case may require) and Principal Party B shall procure that its nominated directors on the Board and on the board of directors of HGC respectively do not unreasonably withhold their approval of a replacement agreement with a third party proposed by Principal Party B.

5.10    Board Matters

        Any action to be taken by or on behalf of the Company with respect to the matters set forth in Schedule 3 shall be first considered by the Board; provided, however, that the list of such matters is not intended and shall not be deemed to be an exhaustive list of items within the purview of the Board nor is it intended that the absence of any matter from inclusion in Schedule 3 shall give rise to any inference that any officer of the Company shall be permitted to take any action on behalf of the Company with respect to such omitted matter without first seeking the approval of the Board.

5.11    The Company's Subsidiaries Generally

        Unless the Shareholders otherwise unanimously agree, Clauses 5.1 to 5.10 shall apply, mutatis mutandis, to the Company's Subsidiaries (except partly owned Subsidiaries whose boards include directors appointed by third parties) provided however that in the case of such Subsidiaries other than HGC:

        (a) the board of directors of such Subsidiary shall consist of two directors;

        (b) each Shareholder shall be entitled to nominate one director each for such Subsidiary and require the appointment of the director nominated by it;

        (c) meetings of the board of directors of such Subsidiary shall be held in the manner and at the times agreed by the Shareholders;

        (d) no resolution shall be passed by the board of directors of such Subsidiary unless it is approved by the two directors of such Subsidiary;



                                      18.

        (e) the Shareholders shall take any actions necessary to procure that the decisions of the board of directors of such Subsidiary are implemented; and

        (f) Clause 5.7 shall apply as if each reference therein to "two Directors" were to a reference to "one Director".

5.12    Certain Partly Owned Subsidiaries

        In the case of partly owned Subsidiaries of the Company whose boards include directors appointed by third parties, each Shareholder shall be entitled to appoint or require the appointment of, half the total number of directors which the shareholder of that Subsidiary (being a member of the HGC Group) is entitled to appoint to the board of directors of such Subsidiary ("TOTAL NUMBER"), provided that where the Total Number is an odd number, Party A and Party B shall mutually decide on the remaining director. If the Shareholders agree, they may appoint a lesser number of directors than the Total Number to the board of directors of such Subsidiary, provided that the number of directors appointed by each Shareholder shall be equal. The Shareholders shall procure that no resolution shall be passed by the board of directors unless it is approved by all the directors appointed by each Shareholder, each acting in accordance with the instructions of the Board or the board of directors of HGC. The Shareholders shall take any actions within their power to procure that the decisions of the Board and of the board of directors of HGC relating to such Subsidiary are implemented.

6.      SHAREHOLDERS' MEETINGS

6.1     Convening Meetings

        Meetings of the Shareholders shall be convened at such times and in such manner as specified in the Articles and as required by law. The quorum for a meeting of the Shareholders shall be Party A and Party B being present in person or by proxy or attorney. If there is no quorum present within one hour of the time scheduled for the commencement of such meeting, then such meeting shall be adjourned to a date seven (7) days after the appointed date for such meeting and at the same time and place.

6.2     Requisite Majority

        The Shareholders shall determine all matters by way of simple majority unless otherwise provided for herein or required by any law or regulation applicable to the Company, in which case the matter shall be determined in the manner so provided for or required by such applicable law or regulation; provided, that all actions by Shareholders shall require the affirmative vote of Party A and Party B. The chairman of the meeting shall not have a second or casting vote. A resolution in writing signed by the authorised representative(s) of all Shareholders or by signed facsimile of their signatures shall be valid and effective for all purposes as if passed at a duly convened meeting of the Shareholders. Any such resolution may consist of one or several documents in like form, each signed or authenticated for and on behalf of one or more of the Shareholders.



                                      19.

7.      DEADLOCK

7.1     Definition

        A "DEADLOCK" is deemed to have arisen where:

        (a)     (i)     a matter relating to the affairs of the Company and/or
                        its Subsidiaries has been considered by a meeting of the Board or of the Shareholders (or the board of the Company's Subsidiaries, as the case may be); and

                (ii) no resolution has been carried at such meeting of the Board or the Shareholders (or the board of the Company's Subsidiaries, as the case may be) in relation to the matter by reason of an equality of votes for and against any proposal for dealing with it; and

                (iii)   such matter is not resolved at such meeting; and

        (b) such matter remains not resolved at the next meeting of the Board or the Shareholders (or the board of the Company's Subsidiaries, as the case may be).

7.2     Escalation Procedures

        When a deadlock is deemed to have arisen, the Company shall (and if the Company fails to do so, either Party A or Party B may do so) provide written notice thereof to the Third Level Executives, the Second Level Executives and the First Level Executives (the date such notice is delivered, the "START DATE"). The matter shall be referred in the first instance to the Managing Director of Party A and the Chief Executive Officer of Party B ("THIRD LEVEL EXECUTIVES") for their consideration, discussion and mutual decision. If there is no written agreement on such matter within 14 days from the Start Date, the matter shall be referred to the Group Managing Director of Principal Party A and the Chief Executive Officer of Principal Party B ("SECOND LEVEL EXECUTIVES") for their consideration, discussion and mutual decision. If they cannot reach a written agreement within 28 days from the Start Date, the matter will be referred to the respective chairmen of the Principal Parties ("FIRST LEVEL EXECUTIVES"). If, following this process, there is no written agreement between the First Level Executives within 45 days from the Start Date, the matter shall be referred to arbitration and the provisions of Schedule 5 shall apply. Any agreement between the Third Level Executives, Second Level Executives or First Level Executives shall be recorded in writing and notified to the Shareholders and the Company and shall thereupon bind the parties.

8.      ACCOUNTS AND INFORMATION TO SHAREHOLDERS

8.1     Accounting Records

        Each member of the HGC Group shall maintain accurate and complete accounting records and shall keep its accounts in accordance with generally accepted accounting principles in Hong Kong and such accounts shall be audited annually. In addition, each member of the HGC Group shall prepare quarterly financial statements in




                                      20.

        accordance with generally accepted accounting principles in Hong Kong, reconciled in each instance to United States generally accepted accounting principles ("U.S. GAAP") at the cost of the Company.

8.2     Financial Year

        The financial year of each member of the HGC Group shall end on 31st December in each year or on such other date as may be determined by the Board.

8.3     Auditors

        The auditors of each member of the HGC Group shall be a major international firm to be determined by the Board, but shall not be either Arthur Andersen LLP or PricewaterhouseCoopers LLP.

8.4     Shareholder Inspection

        Each of the Shareholders and its authorised representatives shall have the right, by prior appointment made on reasonable notice, during normal office hours, to inspect the books, accounting records and any document of any member of the HGC Group at its own expense.

8.5     Management and Audited Accounts

        The Company shall and will procure that each member of the HGC Group periodically prepares and submits to each of the Directors and the
        Shareholders:

        (a) on a calendar monthly basis (and no later than 21 days after the end of the relevant month) management accounts for such month (and for the relevant financial year to date) containing:

                (i) both on a consolidated basis and for each member of the HGC Group individually, a detailed profit and loss account and cashflow statement for the relevant period and a balance sheet drawn up as at the end of such period; and

                (ii) a comparison with the position at the relevant point, and in respect of the relevant period, in the previous financial year; and

        (b) on an annual basis (and no later than 3 months after the end of the financial year end) audited accounts for such financial year containing both on a consolidated basis and for each member of the HGC Group individually, a detailed profit and loss account and cashflow statement for the financial year and a balance sheet drawn up as at the end of such financial year; and

        (c) such further information in relation to the HGC Group (and in such form) as any Shareholder may reasonably require from time to time.

8.6     Non-Operating Companies

        The Board will, in consultation with the auditors of the Company, determine whether (a) management accounts shall be prepared for the non-operating companies of the HGC Group and (b) auditors need be appointed for such non operating companies, and, in making such determination, the Board shall consider whether such audits are



                                      21.

        necessary in order to prepare the U.S. GAAP financial reconciliations referred to in Section 8.1.

8.7     Minutes

        The Company shall send to the Shareholders copies of minutes of all meetings of the Board and the Shareholders as soon as they have been finalised.

9.      BUSINESS PLAN; OPERATING BUDGET

9.1     Business Plan

        The Shareholders agree to procure that the Existing BP shall be amended to reflect the transactions effected pursuant to the ESD Transfer Agreement and the Data Center Business Transfer Agreement respectively, and thereafter should regularly be revised and up-dated on a "rolling 5 year annual basis" in accordance with the following provisions of this Clause 9.

9.2     Annual Plans

        The Company shall arrange and procure that, no later than 45 days before each financial year end, the Chief Financial Officer of the Company shall prepare and submit to each of the Directors and the Shareholders an updated 5 year business plan (for the financial year immediately following such financial year end and the next 4 financial years) incorporating (at least):

        (a) a description of the HGC Group's intended activities over this 5 year period together with financial projections for the same period; and

        (b) the operating budgets (including, without limitation, estimated revenues and expenditures) for the first financial year of this period (the "OPERATING BUDGET") in substantially the same format as the operating budgets included in the Existing BP.

9.3     Shareholder Approval

        Following submission to the Directors and the Shareholders of each business plan referred to in Clause 9.2, each of the Directors and the Shareholders shall have the opportunity to comment on such business plan and the Board shall consider such comments and, if considered appropriate, make such alterations to such business plan as seem appropriate with a view to the preparation of a definitive business plan for the relevant financial years capable of approval by the Shareholders as required in accordance with Clause 9.4. Following any such alterations, the revised business plan for the relevant financial years shall be re-circulated, as soon as practicable, to the same parties.

9.4     Reasonable Endeavours to Agree

        Once the business plan is approved by the Shareholders it shall become the "Business Plan" for the purposes of this Agreement. Each of the Shareholders will use its respective reasonable endeavours to agree the Business Plan on or before the date which is 20 days before the financial year end.



                                      22.

9.5     Expenditure and Failure by Board to Approve

        No expenditure shall be incurred by or on behalf of the HGC Group which is not contemplated, either specifically or generally, by the Operating Budget then in effect. If the Board does not approve the proposed Business Plan (including the Operating Budget) for any financial year, then the Operating Budget to be used by the HGC Group in connection with the management of the HGC Group for such financial year shall be the Operating Budget for the immediately preceding financial year (a "ROLL-OVER BUDGET"), except that the aggregate expenses of the HGC Group for the preceding financial year shall be increased by 7.5%, provided, however:

        (a) the budget may include funding for any emergency expenditures necessary during the current year that were not included in the Operating Budget for the preceding financial year; and

        (b) the budget may include funding for any pre-existing commitment of the HGC Group which has received any required approvals under this Agreement.

        At least 10 Business Days prior to the beginning of each quarter of any financial year covered by a Roll-Over Budget, the Chief Financial Officer of the Company will prepare and present a proposed operating budget with respect to the remainder of such financial year which, upon Board approval thereof in accordance with Clause 5, shall be used by the HGC Group as the Operating Budget for such period.

10.     EMPLOYMENT POLICIES

        Key Staff

        (a) Subject to the provisions of this Clause 10, the Board shall consult each of the Shareholders regarding the appointment of key senior management staff of HGC PROVIDED always that whether or not to appoint such person and if so the terms thereof shall be determined by the Board at its absolute discretion.

        (b) The initial Chief Executive Officer of the Company and its Subsidiaries shall be Peter Wong. The Chief Executive Officer of the Company and its Subsidiaries from time to time will be nominated by Party A, with appointment subject to the Board's approval.

        (c) The Chief Financial Officer of the Company and its Subsidiaries from time to time shall be nominated by Party B, with appointment subject to the Board's approval.

        (d) The Sales and Marketing Director shall from time to time be nominated by Party B, with appointment subject to the Board's approval.

        (e) The Internet Director of the Company and its Subsidiaries from time to time will be nominated by Party A, with appointment subject to the Board's approval.

        (f) The Chief Operating Officer of the Company and its Subsidiaries shall initially be Peter Yip. Any successor Chief Operating Officer from time to



                                      23.

                time shall be nominated by Party A, with appointment subject to the Board's approval.

        (g) The Director of International Engineering of the Company and its Subsidiaries from time to time shall be nominated by Party B from time to time, with appointment subject to the Board's approval. The said Director will report to the Chief Operating Officer.

11.     TRANSFER OF SHARES AND SHAREHOLDERS' LOAN

11.1    General Restriction

        Subject to Clause 11.2, no Shareholder shall, except with the prior written consent of the other Shareholder, sell, assign or otherwise dispose of, create or permit to subsist any pledge, lien or charge over, or grant any option or other rights or any interest in all or any of the Shares held by it or all or part of the Shareholders' Loan made by it.

11.2    Legal and Beneficial Ownership

        Principal Party A covenants that it shall continue to own legally and beneficially, directly or indirectly, 100% of the Shares owned by Party
        A. Principal Party B covenants that it shall continue to own legally and beneficially, directly or indirectly, more than 50% of the Shares owned by Party B except that Principal Party B may reduce its direct and indirect ownership in Party B (and consequently, its indirect ownership in the Shares owned by Party B) provided that if it ceases to legally and beneficially hold directly and indirectly at least 35% of the outstanding voting stock of Party B (a "TRIGGERING EVENT"):

        (a) the restrictions on the Shareholders under Clause 11.1 and on the Principal Parties under this Clause 11.2 shall no longer apply upon and from the date being 90 days from the date of the occurrence of the Triggering Event (or, if earlier, the date referred to in paragraph (c) below);

        (b) this Agreement shall terminate automatically upon the date being 180 days from the date of the Triggering Event and all obligations of the parties hereto under this Agreement shall terminate, without prejudice to accrued liabilities; and

        (c) Principal Party B shall have the right, upon written notice to Principal Party A, to immediately terminate this Agreement effective on the date Principal Party A receives such notice and upon such termination, all obligations of the parties hereto under this Agreement shall terminate, without prejudice to accrued liabilities.

11.3    Transfer to Wholly Owned Subsidiaries

        (a) Notwithstanding anything herein to the contrary, Party A may transfer all (but not less than all) of its Shares and Shareholders' Loan to any company which is a direct or indirect wholly owned Subsidiary of Principal Party A, without the consent of Party B provided that written notice is given to Principal Party B. Principal Party A further agrees that, in the event that Party A transfers



                                      24.

                Shares and Shareholders' Loan to a direct or indirect wholly owned Subsidiary of Principal Party A, it will procure that such transferee (a) is and will remain its direct or indirect wholly owned Subsidiary and without limiting the foregoing, if for any reason it ceases to be so, shall procure the re-transfer of the Shares and Shareholders' Loan to itself or the transfer of the Shares or Shareholders' Loan to another direct or indirect wholly owned Subsidiary of it, and (b) (as a condition of any such transferee becoming a Shareholder) agrees to the adherence to this Agreement by executing and delivering to the other Shareholder a deed of adherence substantially in the form set out in Schedule 4. In the event of any such transfer, Principal Party A shall remain liable for all obligations of the transferee under this Agreement.

        (b) Notwithstanding anything herein to the contrary, Party B may transfer all (but not less than all) of its Shares and Shareholders' Loans to any company which is a direct or indirect wholly owned Subsidiary of either (i) Principal Party B or (ii) Party B without the consent of Party A provided that written notice is given to Principal Party A; and provided that in the case of a transfer pursuant to clause (ii) above, Party B obtains the prior consent of Principal Party B to such transfer. Principal Party B further agrees that, in the event that Party B transfers Shares and Shareholders' Loans to a direct or indirect wholly owned Subsidiary of Principal Party B, it will procure that such transferee (a) is and will remain its direct or indirect wholly owned Subsidiary and without limiting the foregoing, if for any reason it ceases to be so, shall procure the re-transfer of the Shares and Shareholders' Loans to itself or the transfer of the Shares or Shareholders' Loans to another direct or indirect wholly owned Subsidiary of it, and (b) (as a condition of any such transferee becoming a Shareholder) agrees to the adherence to this Agreement by executing and delivering to the other Shareholder a deed of adherence substantially in the form set out in Schedule 4. In the event of any such transfer, Principal Party B shall remain liable for all obligations of the transferee under this Agreement.

                Party B further agrees that, in the event that Party B transfers Shares and Shareholders' Loans to a direct or indirect wholly owned Subsidiary of Party B, it will procure that such transferee (a) is and will remain its direct or indirect wholly owned Subsidiary and without limiting the foregoing, if for any reason it ceases to be so, shall procure the re-transfer of the Shares and Shareholders' Loans to itself or the transfer of the Shares or Shareholders' Loans to another direct or indirect wholly owned Subsidiary of it, and (b) (as a condition of any such transferee becoming a Shareholder) agrees to the adherence to this Agreement by executing and delivering to the other Shareholder a deed of adherence substantially in the form set out in Schedule 4. In the event of any such transfer, Principal Party B shall remain liable for all obligations of the transferee under this Agreement.

12.     GUARANTEES

12.1    Guarantee of Relevant Shareholder

        Each of the Principal Parties, in consideration of the other Shareholder other than its Relevant Shareholder (the "OTHER SHAREHOLDER") and the other Principal Party entering into this Agreement, hereby guarantees, unconditionally and irrevocably as



                                      25.

        primary obligor, the due observance and performance by its Relevant Shareholder of all its agreements, obligations, commitments and undertakings contained in this Agreement (the "GUARANTEED OBLIGATIONS").

12.2    Continuing Guarantee etc.

        The guarantee and indemnity provided by each of the Principal Parties in this Clause 12 shall be a continuing guarantee and indemnity and shall cover all Guaranteed Obligations of its Relevant Shareholder notwithstanding the liquidation, incapacity or any change in the constitution or direct or indirect shareholding of its Relevant Shareholder or any settlement of account or variation or modification of this Agreement or any indulgence or waiver given by any party hereto or other matter whatsoever until the last claim whatsoever by the Other Shareholder against its Relevant Shareholder has been satisfied in full.

12.3    Invalidity

        Should any Guaranteed Obligation of the Relevant Shareholder, which if valid or enforceable would be the subject of the guarantee and indemnity in this Clause 12, be or become wholly or in part invalid or unenforceable against the Relevant Shareholder by reason of any defect in or insufficiency or want of powers of the Relevant Shareholder or irregular or improper purported exercise thereof or breach or want of authority by any person purporting to act on behalf of the Relevant Shareholder or because any of the rights have become barred by reason of any legal limitation, disability, incapacity or any other fact or circumstance whether or not always known to the Other Shareholder, Principal Party A or Principal Party B (as the case may be) shall nevertheless be liable to each Other Shareholder notwithstanding the avoidance or invalidity of any term or condition of this Agreement or of any Relevant Agreements whatsoever including, without limitation, avoidance under any enactment relating to liquidation) in respect of that Guaranteed Obligation as if the same were wholly valid and enforceable.

12.4    Enforcement

        The guarantee and indemnity provided by each of the Principal Parties in this Clause 12 may be enforced against it by the Company or any Other Shareholder at any time without first instituting legal proceedings against its Relevant Shareholder in the first instance or joining in its Relevant Shareholder or the Other Shareholder or the other Principal Party as a party in the same proceedings against it.

12.5    Deed of Adherence

        Prior to a Shareholder disposing of any or all of its direct and indirect interest in the Shares under this Agreement, such Shareholder shall procure that the acquiror of such Shares (as a condition to any such acquiror becoming a Shareholder) agrees to the adherence to this Agreement by executing and delivering to the other Shareholder a deed of adherence substantially in the form set out in Schedule 4 (the "DEED OF ADHERENCE"). For avoidance of doubt, the guarantee under Clause 12.1 of the Principal Party whose Relevant Shareholder disposes of Shares under this Agreement remains in full force and effect notwithstanding such disposal and supports all agreements, obligations, commitments and undertakings of the acquiror of such Shares contained in this Agreement.



                                      26.

12.6    Acknowledgement

        The parties acknowledge Principal Party B's desire to be released from the guarantee set out in Clause 12.1 above and shall work towards a resolution of such issues as soon as reasonably practicable after the date hereof. Principal Party A shall not unreasonably withhold or delay its consent to the release of Principal Party B from its obligations under clause 12.1, on terms to be mutually agreed.

13.     CONFIDENTIALITY

        Each Shareholder and Principal Party shall, and shall exercise all of its powers so as to procure that its Subsidiaries and the Company shall, keep secret all trade secrets, know-how and other confidential information of the Company and of the other Shareholder and its Principal Party and the terms and conditions of this Agreement and shall not use or disclose any such confidential information except as authorised in writing by the owner. This obligation shall survive termination of this Agreement but shall not apply to any information after it has come into the public domain other than through a breach under this Agreement or to any disclosure to a party's professional advisors or if is required by any applicable laws or rules or regulations of any stock exchange or regulatory body, by order of a court of competent jurisdiction or in order to enforce the Shareholders' rights under this Agreement.

14.     NON COMPETITION AND OTHER OBLIGATIONS

14.1    Non Solicitation of Employees

        Each of the Shareholders and Principal Parties covenant with the others that it shall not and shall procure that none of its Subsidiaries shall, either on its own account or jointly with, on behalf of, or for any person, whether as principal, agent, partner, shareholder, director, consultant, employee or otherwise, and whether directly or indirectly, at any time during the Relevant Period solicit or entice away, or endeavour to solicit or entice away, from any member of the HGC Group, any employee, consultant or officer employed or engaged by any member of the HGC Group in Hong Kong or the PRC within 12 months prior to the act of solicitation whether or not such person would commit any breach of contract by reason of leaving the service of that member of the HGC Group; provided, however, nothing shall prohibit general solicitations not focused on the HGC Group.

        The parties acknowledge that as a consequence of the Spin-offs employees of the HGC Group have been transferred to Hutchison GlobalCenter Limited and ESD Services Limited, in accordance with the terms of the Data Center Business Transfer Agreement and the ESD Transfer Agreement, and that such transfers shall not be treated as breaching this Clause 14.1 or Clause 15.1 of the Original Shareholders' Agreement.

14.2    Non-Compete

        Save as otherwise agreed among the Shareholders or as otherwise provided herein, during the term of this Agreement, each of the Shareholders and Principal Parties



                                      27.

        shall not, and shall procure that their respective Subsidiaries shall not, and Party A and Party B shall procure that Hazelwood Green Limited and its Subsidiaries and ESD Investments One Limited and its Subsidiaries (so long as Hazelwood Green Limited or ESD Investments One Limited (as appropriate) remain to be more than 50% owned by Party A and Party B, directly or indirectly) shall not, and Principal Party A shall, for so long as CK is the beneficial owner of at least 40% of the voting shares of Principal Party A, use its reasonable commercial endeavours to cause CK and its Subsidiaries not to engage in any Business or form, enter into an agreement or other arrangement with any third party for an investment in, or otherwise make any investment in, any entity engaged in or intending to engage in any Business (each, a "COMPETING ENTITY"):

        (a)     with respect to PRC Fixed Services, the PRC;

        (b) with respect to Internet Access and Transport Services, Hong Kong and/or the PRC; and

        (c)     with respect to HK Fixed Services Hong Kong only;

        in any case, other than through the HGC Group.

14.3    Exceptions to Non-Compete

        Nothing in Clauses 14.1 or 14.2 or any other provision of this Agreement shall:

        (a) prohibit any Shareholder or its Subsidiaries or Principal Party or its Subsidiaries (each a "RESTRICTED PERSON") from investing in any Competing Entity so long as (a) the consolidated revenues of such Competing Entity from any service or activity within the scope of the Business do not exceed 15% of the total consolidated revenues of such Competing Entity at the date of such investment and (b) such Competing Entity shall not use the name "Hutchison" and/or "Whampoa" or "Global Crossing" as part of its name; provided, however, in a case where the service or activity within the scope of the Business is conducted by an entity which has no significant operations or operating history and, within two years from the date of such investment, the consolidated revenues of the Competing Entity from such service and/or activity exceeds 20% of the total consolidated revenues of such Competing Entity, such Restricted Person shall provide the Company an option to acquire its investment in such Competing Entity (subject to any necessary third party consents provided that such party shall use commercially reasonable efforts to avoid the requirement for, and obtain, if applicable, the necessary consents) in cash at the fair market value thereof but subject to the proviso contained in this Clause 14.3(a), the said Restricted Person may maintain such investment notwithstanding such revenues in the future exceed 15% of the total consolidated revenues of such Competing Entity.

        (b) prohibit a Restricted Person from being or becoming the owner for investment purposes of the shares or other securities of any corporation which carries on any Business PROVIDED that (i) such investment has been notified to the Board in writing prior to the investment; (ii) the corporation does not use as part of its corporate or business name the name "Global Crossing", "Hutchison" and/or "Whampoa" and (iii) such investment does not exceed 10% of the outstanding voting stock of such corporation;



                                      28.

        (c) prohibit any Restricted Person from carrying on a PRC Business in accordance with Clause 4.4;

        (d) prohibit any Restricted Person from engaging in (or entering into investments that are engaging in) any service or activity within the scope of the Business to the extent such service, activity or investment was considered by the Board and was rejected by the Board; provided that (i) such Restricted Person or its relevant proposing Principal Party notifies the Board in writing of its intent to engage in such service or activity or make such investment at least 30 days prior to committing to undertake such service or activity or make such investment and
                (ii) such service or activity or investment shall not use the name "Hutchison" and/or Whampoa or "Global Crossing"; and provided, further, if the reason the Board rejected such service, activity or investment was due to capital requirements and the Restricted Person pursues such opportunity, the Company shall have an option, for a period of one year from the date of the notice referred to above to acquire such opportunity from the Restricted Person for cash in an amount equal to the Restricted Person's total investment cost plus interest thereon at a rate per annum equal to the Restricted Person's cost of capital;

        (e) prohibit any member of the A Group from carrying on the activities set forth in Schedule 2;

        (f) require Principal Party A to cause CK or its Subsidiaries to refrain from engaging in any activity which a member of the A Group could undertake under sub-clauses (a) through to (e) above;

        (g) prohibit any Restricted Person within the B Group from developing, constructing, owning, operating, maintaining and/or using cable landing stations (for the avoidance of doubt, the B Group shall be permitted to develop, construct, own, operate, maintain and land submarine cable systems, and terrestrial systems outside Hong Kong and the PRC and sell capacity and services thereon, subject to the proviso contained in paragraph
                (h) of Clause 14.3); or

        (h) prohibit any Restricted Person within the B Group from developing, constructing, operating, maintaining, owning, leasing or otherwise providing backhaul facilities in Hong Kong and the PRC to connect cable stations owned and operated by any member of the B Group in Hong Kong and the PRC with related Point-of-Presence in Hong Kong and the PRC (together with Capacity and services on their submersible cable systems and their terrestrial cable systems outside Hong Kong and the PRC); provided, however that no member of the B Group shall supply capacity or services on such backhaul facilities, or utilise such Points-of-Presence for provision of such capacity or services to persons other than:

                (i) Carriers in Hong Kong and/or the PRC in connection with the use of the B Group's network or cable landing station(s);

                (ii) persons located outside Hong Kong requiring international connectivity provided that the agreements in relation to such connectivity were initiated outside Hong Kong and the PRC and provided further that no member of the B Group shall engage in marketing in Hong Kong or the PRC to any person other than a



                                      29.

                        Carrier;provided further that each member of the B Group shall use the HGC Group for all Capacity in Hong Kong subject to the terms set out in Clause 14.8. For avoidance of doubt, nothing in this paragraph (h) shall allow any member of the B Group to develop, construct, own, lease, or use any terrestrial link between Hong Kong and the PRC or any terrestrial links between Points-of-Presence in Hong Kong or the PRC (other than terrestrial links connecting its cable stations in Hong Kong with a Point-of-Presence in Hong Kong or connecting its cable stations in the PRC with a Point-of-Presence in the PRC) (as the case may be), other than on the HGC network or otherwise in accordance with Clause 14.8; and

                for the avoidance of doubt nothing in Clause 14.2 shall prohibit Party A or Party B from investing in Hazelwood Green Limited and ESD Investments One Limited and their respective Subsidiaries.

14.4    Definition of Carrier

        For the purposes of Clause 14.3(h) above,

        (a)     "CARRIER" means:

                (i) in relation to services provided in Hong Kong, a person in Hong Kong who is authorised to undertake the full range of HK Fixed Services in Hong Kong;

                (ii) in relation to services provided in the PRC, a person in the PRC who is authorised to undertake the full range of PRC Fixed Services in the PRC.

                If the competitive environment in relation to the Business or the licensing regime for HK Fixed Services or PRC Fixed Services changes after the date hereof and as a result thereof the provisions of Clause 14.3(h), applying the definition of Carrier as defined above, no longer reflects the commercial understanding of the parties at the date hereof (which commercial understanding was arrived at having regard to the competitive environment and the licensing regime as at the date hereof), Principal Party B shall be permitted, by giving notice to Principal Party A, to request that the definition of "Carrier" be re-negotiated. The parties shall co-operate with each other in relation to such re-negotiation and shall undertake such re-negotiation in good faith.

        (b) "POINT-OF-PRESENCE" or "POP" means a facility or equipment connecting the B Group's network with the network of a local fixed network in Hong Kong (other than a cable landing station).

14.4A   Overseas Sales by HGC Group

        No member of the HGC Group shall sell any services or facilities comprising the Business to any Person outside Hong Kong and the PRC provided that:

        (a) the HGC Group shall be permitted to sell capacity or rights thereto acquired under the Network Agreement or any capacity agreement entered into



                                      30.

                thereunder to Principal Party A or its Subsidiaries pursuant to and subject to the terms set out in Section 9(c) of the said Network Agreement; and

        (b) the HGC Group shall be permitted to sell services or facilities to Persons located outside of Hong Kong and the PRC requiring international connectivity provided that: (i) the discussions, negotiations and offer of sale in relation to such connectivity were initiated with a Person located in Hong Kong or the PRC;
                (ii) the negotiations in respect of such sale were conducted in Hong Kong or the PRC, and (iii) the Person located outside Hong Kong or the PRC purchasing such services or facilities is affiliated with the Person located in Hong Kong or the PRC with whom the initial discussions and negotiations were entered into; and (iv) the Person located outside Hong Kong or the PRC is entering into the relevant agreement for such sale due to corporate approval, regulatory, tax or other similar circumstances and provided further that no member of the HGC Group shall engage in marketing outside Hong Kong and the PRC .

14.5 Without prejudice to Clauses 2.11 and 14.8, Principal Party B shall and shall procure that members of the B Group shall allow connection to their respective cable landing stations located in Hong Kong or to their respective POPs located in Hong Kong on reasonable commercial terms with network facilities and services owned, operated or provided by the HGC Group.

14.6    Compatibility with Global Crossing Network

        The parties agree to procure that HGC's network and services will be compatible with the Global Crossing Network in order to provide for seamless network management in accordance with international industry standards.

14.7    Restrictions Reasonable

        While the restrictions contained in this Clause 14 are considered by the parties hereto to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen. It is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the parties hereto, but would be valid if parts of the wording thereof were deleted or the period thereof were reduced, the said restrictions shall apply with such modifications as may be necessary to make it valid and effective.

14.8    Use of HGC Group

        Except as provided in this Clause 14:

        (a) Principal Party A and Principal Party B respectively agree, and agree to cause members of the A Group and the B Group respectively, to use the HGC Group for all Capacity and service needs in the PRC and Hong Kong which fall within the Business and are being provided by the HGC Group; and

        (b) Principal Party A agrees, for so long as CK is the beneficial owner of at least 40% of the voting shares of Principal Party A, to use its reasonable commercial endeavours to cause CK and its Subsidiaries to use the HGC Group for all Capacity and service needs in the PRC and Hong Kong which fall within the Business and are being provided by the HGC Group,



                                      31.

        provided that the terms offered by the HGC Group are reasonably competitive as to price, availability, quality and other terms material to its competitiveness and subject to Clause 2.12.

        In the event that the terms offered by HGC Group are not competitive as aforesaid, then the relevant member of the A Group or the B Group (as the case may require) or CK or its Subsidiaries, as the case may be, may use a third party to provide the relevant Capacity and services in respect of which HGC Group was not so competitive and such use shall not infringe this Clause 14.

14.9    Revenues

        For purposes of Clause 14.3(a) above, revenues of a Competing Entity shall be determined on the basis of financial information for the most recent period of twelve months for which financial information is available.

15.     PROTECTION OF NAME

15.1    Principal Party A/Hutchison Name

        In the event that Principal Party A or any of its Subsidiaries ceases to hold any Shares, the Shareholders shall, at the request of Principal Party A and within a reasonable period of time of receipt thereof, take such steps as may be necessary to procure that the Company removes any reference to Principal Party A's name or to the name of "Hutchison" in the name or business description of any member of the HGC Group.

15.2    Principal Party B/Global Crossing Name

        In the event that Principal Party B or any of its Subsidiaries ceases to hold any Shares, the Shareholders shall, at the request of Principal Party B and within a reasonable period of time of receipt thereof, take such steps as may be necessary to procure that the Company removes any reference to Principal Party B's name or to the Global Crossing name in the name or business description of any member of the HGC Group.

16.     TERMINATION

16.1    Term

        Save as otherwise provided, this Agreement shall continue indefinitely.

16.2    Termination

        This Agreement, other than the provisions of Clause 14 shall terminate:

        (a) with respect to a Shareholder when such Shareholder ceases to be a shareholder of the Company by reason of a transfer of Shares pursuant to Clause 11; and

        (b)     as contemplated by Clause 11.2;



                                      32.

        and shall terminate upon the Company being wound up or otherwise dissolved.

16.3    Termination by Principal Party

        A Principal Party may without prejudice to its other rights at law, terminate this Agreement in the event of occurrence of any of the following:

        (a) any order shall be made by a competent court or other appropriate governmental authority or any resolution shall be passed for bankruptcy liquidation, winding-up or dissolution or for the appointment of a trustee or similar official of the other Principal Party and/or its Relevant Shareholder, or of all or a substantial part of such other Principal Party's and/or its Relevant Shareholder's assets, and shall not have been dismissed or overturned for 60 days; or

        (b) the other Principal Party and/or its Relevant Shareholder shall stop payment to creditors generally or make an arrangement with its creditors or shall be unable to pay its debts within the meaning of any applicable legislation relating to bankruptcy; or

        (c) the occurrence of a Fundamental Breach by the other Principal Party and/or its Relevant Shareholder ("DEFAULTER") which breach, if capable of remedy, has not been remedied at the expiry of 30 days following written notice by a non-breaching Shareholder ("INNOCENT PARTY") having been served on the Defaulter if the said written notice states in reasonable detail the Fundamental Breach alleged and such Innocent Party's intent to exercise its rights under this Clause 16 as a result of such Fundamental Breach.

        In order to terminate this Agreement under the Clause 16.3(c), the Innocent Party must serve a further notice of termination ("TERMINATION NOTICE") on the Defaulter which notice may be served at any time after the expiration of the 30 day period referred to in Clause 16.3(c). Termination of this Agreement shall take effect at the time specified in the Termination Notice, provided that such time so specified shall not be less than 2 Business Days after the receipt by the Defaulter of the Termination Notice from the Innocent Party.

16.4    Reservation of Other Rights

        Each Party reserves all of its rights at law (including, without limitation, rights to claim damages) arising out of any breach of this Agreement by any other Party.

17.     MISCELLANEOUS

17.1    Assignment

        This Agreement shall be binding upon and shall enure to the benefit of the parties their successors and assigns, provided that this Agreement may not be assigned or transferred in whole or in part by any party without the consent of the other parties or otherwise as provided for herein.



                                      33.

17.2    Implementation of Agreement

        Each Shareholder agrees that it will at all times:

        (a) use all means reasonably available to it (including its voting power direct or indirect in relation to the Company) so as to ensure that the Company and any Director nominated by it (and any alternate of such Director) shall implement the provisions of this Agreement relating to the Company;

        (b) cooperate in good faith and execute such documents and take such action as may be reasonably required to give full effect to the provisions and intent of this Agreement; and

        (c) use its commercially reasonable endeavours to develop and expand the business of the Company in accordance with the Business Plan.

17.3    No Agency, Partnership or Third Party Beneficiaries

        Other than for United States federal tax purposes, nothing contained in or relating to this Agreement shall or shall be deemed to constitute a partnership or agency relationship between any of the parties. This Agreement does not provide, and is not intended to provide, third parties with any remedy, claim, liability, reimbursement, cause of action or any other right.

17.4    Severability

        If any term or provision of this Agreement shall be found to be invalid or unenforceable for any reason, the other terms or provisions shall not be affected and such invalid or unenforceable term shall be deemed to be deleted.

17.5    Counterparts and Amendments

        This Agreement may be executed in multiple counterparts, each of which when fully executed shall be deemed an original for all purposes. This Agreement shall not be amended except by written instrument signed by each of the Principal Parties (which amendment, when made, shall be binding on all of the parties to this Agreement from time to time).

17.6    Governing Law and Jurisdiction

        This Agreement shall be governed by and construed in accordance with the laws of England and (other than matters to be determined under Clause 7) each party hereby irrevocably submits to the non-exclusive jurisdiction of English courts in England.

17.7    Complete Agreement

        This Agreement shall come into effect on the Effective Date and constitutes the entire agreement between the parties hereto in respect of the matters referred to herein to the exclusion of all other agreements or arrangements, whether express or implied, and therefore supersedes any prior agreements including but not limited to the Original Shareholders' Agreement or arrangement between the parties hereto or any of them in respect of such matters referred to herein, provided that nothing in this Agreement shall affect the rights of the parties in relation to any antecedent breach of the Original Shareholders' Agreement before the date of this Agreement.



                                      34.

18.     NOTICE

        Each demand, notice or communication given or made under this Agreement shall be in writing and shall be delivered or sent to the relevant party personally, by expedited courier, by certified or registered mail (airmail if overseas) with return receipt requested or by facsimile at the following address or facsimile number (or such other addresses or facsimile number as the addressee has by fourteen (14) days' prior notice specified to the other parties):

        Principal Party A:   Hutchison Whampoa Limited
                             22nd Floor, Hutchison House
                             10 Harcourt Road
                             Hong Kong

                             Facsimile No.: 852-2128-1778
                             Attention: The Company Secretary

        Party A:             Hutchison Telecommunications Limited
                             22nd Floor, Hutchison House
                             10 Harcourt Road
                             Hong Kong

                             Facsimile No.: 852-2128-1778
                             Attention: The Company Secretary

        Principal Party B:   Global Crossing Ltd.
                             Wessex House
                             45 Reid Street
                             Hamilton, HM12
                             Bermuda

                             Facsimile No.: 1-441-296-8606
                             Attention: General Counsel

                             With a copy to
                             360 N. Crescent Drive
                             Beverly Hills, CA 90210

                             Facsimile No.: 1-310-281-5820
                             Attention: General Counsel

        Party B:             Asia Global Crossing Ltd.
                             Wessex House
                             45 Reid Street
                             Hamilton, HM12
                             Bermuda

                             Facsimile No.: 1-441-296-8606
                             Attention: General Counsel

                             With a copy to
                             360 N. Crescent Drive



                                      35.

                             Beverly Hills, CA 90210

                             Facsimile No.: 1-310-499-7504
                             Attention: General Counsel

        The Company:         Hutchison Global Crossing Holdings Limited
                             c/o Trident Trust Company (B.V.I.) Limited
                             P.O. Box 146
                             Road Town, Tortola
                             British Virgin Islands

                             With a copy to
                             22nd Floor, Hutchison House
                             10 Harcourt Road
                             Hong Kong

                             Facsimile No.: 852-2128-1778
                             Attention:   The Company Secretary

        Any notice so addressed shall be sufficiently served: (i) if delivered personally, at the time of delivery; (ii) if sent by expedited courier or by certified or registered mail with postage or transmission charges fully paid, on the fifth (5th) day following the date of posting or dispatch; (iii) if by facsimile, at the time of transmission to the correct facsimile number, provided that the sending party shall have obtained electronic or other confirmation of accurate and complete transmission.

19.     TAXES

19.1    Tax Matters

        (a) The "tax matters partner" for purposes of section 6231(a)(7) of the Internal Revenue Code of 1986 of the United States, as amended (the "CODE") shall be Party B or its designated Affiliate (provided, however, that such Affiliate must be a Shareholder) (the "TAX MATTERS SHAREHOLDER"). The Tax Matters Shareholder shall have all of the rights, duties, powers and obligations provided for in sections 6221 through 6231 of the Code with respect to the Company.

        (b)     Tax Returns

                (i) The Tax Matters Shareholder shall timely prepare, or cause to be prepared, all tax returns for each member of the HGC Group for all taxable years or periods, and in all jurisdictions other than Hong Kong, that such tax returns are required to be filed.

                (ii) Any Shareholder may request in writing to review any and all tax returns of the HGC Group, and all reasonable comments proposed by such Shareholder shall be incorporated into such tax returns by the party controlling the preparation thereof.



                                      36.

                (iii) If a dispute arises with respect to the preparation of any tax return, any Shareholder may request in writing to submit such tax return to review by an outside accounting firm mutually acceptable to all Shareholders (the "ACCOUNTING FIRM"), and the determination made by the Accounting Firm shall be binding on all members of the HGC group and on all Shareholders. Such determination shall be made no later than the 10th day prior to the due date for filing such return.

                (iv) All fees incurred by the Accounting Firm with respect to any dispute referred to in subclause (iii) shall be paid as follows:

                        (1) If the Accounting Firm determines that the position of the party requesting review of a return according to the provisions of subclause
                                (iv) above (the "REQUESTING PARTY") is correct, then the non-requesting party (the "OTHER PARTY") shall pay all such fees;

                        (2) If the Accounting Firm determines that the position of the Other Party is correct, then the Requesting Party shall pay all such fees; or

                        (3) If the Accounting Firm determines that the position of neither or both parties is correct, the Requesting Party and the Other Party shall each pay half of all such fees.

19.2    HGC Group Tax Elections

        (a) The Tax Matters Shareholder shall, in its reasonable discretion, have the right to make, or cause each member of the HGC Group to make, all United States federal, state and local tax elections with respect to such member (including, without limitation, any election to be classified as a corporation for U.S. federal income tax purposes); provided that the Tax Matters Shareholder shall notify and consult with Principal Party A and Principal Party B prior to making any such elections; and provided further, however, that the elections described in subclause (b) below may be made in the sole discretion of the Tax Matters Shareholder, without notification of or consultation with Principal Party A and Principal Party B, and shall be subject to the provisions of subclause (b).

        (b) At any time, each member of the HGC Group shall, if so requested by the Tax Matters Shareholder and subject to the provisions of Clause 4.11 of the Sale and Purchase Agreement, make an election to be classified as a partnership or a disregarded entity, as the case may be, for U.S. federal income tax purposes by filing an election on Internal Revenue Service Form 8832 (or any successor form), all of which elections shall be effective as of a date specified by the Tax Matters Shareholder.

        (c) Except as set forth in subsections (a) and (b) of this Clause 19.2, the Company shall make, or cause to be made, all other tax elections of each member of the HGC Group, subject to prior approval of the Board as set forth in Clause 5.9 hereof, and subject further to the deadlock provisions of Clause 7 hereof; provided however, that such Board approval and such deadlock procedures shall proceed in a manner so as to allow any election under this subclause to be timely made.



                                      37.

19.3    Capital Accounts: Book Allocations

        (a) As soon as reasonably practicable following the date of this Agreement, the Shareholders shall use reasonable commercial efforts to establish for each Shareholder on the books of the Company a capital account (each being a ("CAPITAL ACCOUNT"). The Capital Account of each Shareholder shall be increased by any allocation of income or gain and by any additional capital contributions by that Shareholder, and shall be reduced by any allocation of loss, expense or deduction and by any distribution to that Shareholder. Capital Accounts shall be appropriately adjusted to reflect transfers of part (but not all) of a Shareholder's Shares. Interest shall not be payable on Capital Account balances.

        (b) Except as otherwise provided herein, all items of Company income, gain, loss, expense or deduction shall be allocated to the Capital Accounts of the Shareholders in proportion to their Share ownership. The foregoing provisions relating to the maintenance of Capital Accounts and allocations of Company income, gain, loss, expense or deduction are intended to comply with U.S. Treasury Regulations section 1.704-1(b) (including, without limitation, the "qualified income offset" provisions contained therein) and shall be interpreted and applied in a manner consistent with such U.S. Treasury Regulations. Additionally, the foregoing allocation provisions shall be interpreted and applied in a manner consistent with the "minimum gain chargeback" provisions set forth in U.S. Treasury Regulations section 1.704-2(f) and 1.704-2(i)(4).

19.4    Tax Allocations

        Except as otherwise required by the Code or U.S. Treasury Regulations (including without limitation section 704(b) and (c) of the Code and U.S. Treasury Regulations promulgated thereunder), all items of Company income, gain, loss, expense, deduction and any other items shall be allocated among the Shareholders for federal income tax purposes in the same proportions as they share the corresponding items pursuant to
        Section 19.3.

20.     AGENT FOR SERVICE

20.1    Principal Party B

        Principal Party B hereby irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings by service on its agent Clifford Chance Secretaries Limited at 200 Aldersgate Street, London EC1A 4JJ, England if no replacement agent has been appointed and notified to the other parties pursuant to Clause 20.4, or on the replacement agent if one has been appointed and notified to the other parties.

20.1A   Party B

        Party B hereby irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings by service on its agent Trusec Limited at 35 Basinghall Street, London EC2V 5DB, England, if no replacement



                                      38.

        agent has been appointed and notified to the other parties pursuant to Clause 20.4, or on the replacement agent if one has been appointed and notified to the other parties.

20.2    Principal Party A

        Principal Party A hereby irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings by service on its agent Hutchison Whampoa Agents (UK) Limited at 9 Queen Street, Mayfair, London W1X 7PH, United Kingdom, if no replacement agent has been appointed and notified to the other parties pursuant to Clause 20.4, or on the replacement agent if one has been appointed and notified to the other parties.

20.2A   Party A

        Party A hereby irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings by service on its agent Hutchison Whampoa Agents (UK) Limited at 9 Queen Street, Mayfair, London W1X 7PH, United Kingdom, if no replacement agent has been appointed and notified to the other parties pursuant to Clause 20.4, or on the replacement agent if one has been appointed and notified to the other parties.

20.2.B  The Company

        The Company hereby irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings by service on its agent Hutchison Whampoa Agents (UK) Limited at 9 Queen Street, Mayfair, London W1X 7PH, United Kingdom, if no replacement agent has been appointed and notified to the other parties pursuant to Clause 20.4, or on the replacement agent if one has been appointed and notified to the other parties.

20.3    Service

        Any document addressed in accordance with Clause 20.1, 20.1A, 20.2, 20.2A or 20.2B shall be deemed to have been duly served if:

        (a)     left at the specified address, when it is left; or

        (b) sent by first class post, two Business Days after the date of posting.

20.4    Replacements

        If the agent referred to in Clause 20.1, 20.1A, 20.2, 20.2A or 20.2B (or any replacement agent appointed pursuant to this Clause) at any time ceases for any reason to act as such, the original appointer shall appoint a replacement agent to accept service having an address for service in London, England and shall notify the other parties of the name and address of the replacement agent.

20.5    Definitions

        In this Clause 20:

        (a) "PROCEEDINGS" means any proceedings, suit or action arising out of or in connection with this Agreement; and



                                      39.

        (b) "SERVICE DOCUMENT" means a writ, summons, order, judgement or other process issued out of the courts of England in connection with any Proceedings.

21.     CONTRACTS (RIGHTS OF THIRD PARTIES)

        The parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

IN WITNESS whereof this Agreement has been executed on the day and year first above written.



                                      40.

                                   SCHEDULE 1A

                                A GROUP SERVICES

1.      Paging Services

2.      Mobile Services

3.      Call Centre Services



                                      41.

                                   SCHEDULE 1B

                                B GROUP SERVICES

List of Global Crossing Products

Wholesale Capacity on Global Crossing Network
        -      Subsea & Terrestrial
        -      Dark Fiber, Wavelengths, STMs, Ds-3s, Els, etc.
        -      IRUs and leases

Services Across Global Crossing Network
        -      Subsea & Terrestrial
        -      Data Services (incl. ATM and Frame Relay)
        -      IP Services (incl. Transit/Transport, Internet Access and IP VPN)
        -      Voice (VOIP and Circuit Switched Minutes)
        -      IPLCs

Telehouse/MDC Services
        -      Collocation
        -      Hosting Operations and Data Center Services
        -      Peering Services



                                      42.

                                   SCHEDULE 2

                             NON COMPETE EXCEPTIONS

The provision by Hutchison Telephone Company Limited or its Subsidiary or Affiliate of Internet Access and Transport Services through wireless means to subscribers to its mobile telecommunications services, but subject to the provisions of Clause 14.8.



                                      43.

                                   SCHEDULE 3

                                RESERVED MATTERS

1. Any amendment to the Articles or the articles of association of any member of the HGC Group.

2. The creation, allotment or issue of any Shares or of any shares in the capital of any member of the HGC Group or the grant or agreement to grant any option over Shares or any uncalled capital of the Company or shares or uncalled capital of any member of the HGC Group or the issue of any obligations convertible into Shares or shares of any member of the HGC Group.

3. The redemption or purchase of any Shares or of any shares of any member of the HGC Group.

4. Any change in the nature or scope of the Business or the commencement of any new business not being ancillary or incidental to such business and/or any modification to the Existing BP, the Business Plan or the Operating Budget.

5. The giving of any guarantee, indemnity or other security to any person (including, without limitation, to any of the Principal Parties or any members of the A Group or the B Group) by the Company or any other member of the HGC Group or the borrowing by the Company or any other member of the HGC Group in excess of limits from time to time contained in the Business Plan or otherwise not in excess of HK$7,500,000 or any refinancing thereof or material amendments thereto.

6. The acquisition or the disposal by the Company or any member of the HGC Group of:

        (a)     any shares or other interests in any company or other entity; or

        (b) any business (or assets formerly used in the conduct of any business); or

        (c)     any assets, other than in the ordinary course of business.

7.      The approval pursuant to Clause 9 of the Business Plan.

8. The amalgamation or merger of the Company or any other member of the HGC Group with any other company or legal entity.

9.      Any change in name of any member of the HGC Group.

10.     The declaration or payment of dividends.

11. The commencement of the defence or conduct of litigation by any member of the HGC Group concerning a claim by a third party against any member of the HGC Group which is material to such member.

12.     Any changes to the accounting policies of any member of the HGC Group.

13. The commencement of a winding-up (or similar proceedings) (or the sale of all or substantially all of the assets of any member of the HGC Group).



                                      44.

14. The purchase of any freehold property by, or the grant or assignment of any leasehold property to, any member of the HGC Group.

15. The provision by HGC Group of backhaul services at other than market rates where not expressly permitted by this Agreement.

16. The disposition of capacity on the HGC network for non-cash consideration.

17. Any transaction or agreement between any member of the HGC Group, on the one hand, and Principal Party A or Principal Party B (or their respective affiliates), on the other hand, or any amendments to any such agreements.

18. Capital expenditures in excess of HK$7,500,000, unless specifically contemplated by the Operating Budget.

19.     Execution or material amendment or termination of "material" contracts.

20.     Election, appointment or removal of senior management.

21. Create, grant or issue or agree to create, grant or issue, any mortgage, charge or other lien on any of its assets (or any of its Shares).

22. Enter into any individual contract or commitment which is outside the ordinary course of business or has a value in excess of HK$7,500,000 or has a duration of greater than 18 months.

23. Disposition of any asset having a net book value in excess of HK$7,500,000.

24.     Changing the HGC Group's independent accountants.

25. Subject to Clauses 19.1 and 19.2, changing any member of the HGC Group's residence for taxation purposes, making or changing any taxation election, changing any annual taxation accounting period or method of taxation accounting, filing any material amended taxation return, settling any material taxation claim or assessment, surrendering any right to claim a taxation refund or consenting to any extension or waiver of the limitation period applicable to any taxation claim assessment.

26.     The acquisition of, or investment in, any company.

27. Any reorganisation, recapitalization or similar extraordinary corporate action or transaction involving any member of the HGC Group.

28.     Establishment of any new subsidiary.

For the purpose of this Schedule, a contract shall be "material" if (a) it relates to a matter not within the ordinary course of business of the applicable member of the HGC Group; (b) it has a value in excess of HK$7,500,000; (c) it has a stated term (including automatic renewals and renewals which may be exercised by the other party) in excess of 18 months (and, if any contract does not have a stated term it shall be deemed to be "material" if it cannot be terminated on less than six months' notice); or (d) such contract can be terminated (or the substantive rights set forth therein can be modified) in the event of change in the underlying ownership or control of the member of the HGC Group which is a party to such contract.



                                      45.

                                   SCHEDULE 4

                                DEED OF ADHERENCE

THIS DEED is dated -, - and is made by [-] of [-] (the "NEW SHAREHOLDER") in favour of the following persons ("EXISTING PARTIES"):

(1) [Include the name of each shareholder of Hutchison Global Crossing Holdings Limited other than the outgoing shareholder, as at the date of the Deed] a company incorporated in [-] and having its registered office at [-] ("EXISTING SHAREHOLDERS");

(2) Hutchison Whampoa Limited, a company incorporated in Hong Kong and having its registered office at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong ("PRINCIPAL PARTY A");

(3) Global Crossing Ltd., a company incorporated in Bermuda and having its registered office at Wessex House, 45 Reid Street, Hamilton, HM12, Bermuda ("PRINCIPAL PARTY B"); and

(4) Hutchison Global Crossing Holdings Limited, a company incorporated in the British Virgin Islands and having its registered office at P.O. Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands (the "COMPANY").

WHEREAS:

(A) This Deed is supplemental to a Shareholders' Agreement, dated as of [-] (the "SHAREHOLDERS' AGREEMENT"), a copy of which is annexed hereto.

(B) Principal Party [A][B] [complete as applicable] has given written notice to Principal Party [A][B] [complete as applicable] that the New Shareholder is becoming a member of the Company.

NOW THIS DEED WITNESSETH THAT:-

(1) The New Shareholder hereby covenants and undertakes to the Existing Parties that it will at all times perform and observe the continuing provisions of the Shareholders' Agreement as if the New Shareholder were a party to the Shareholders' Agreement and were named therein as a Shareholder and Party [A][B] [complete as applicable] and on the basis that references therein to "Shareholder" include a reference to the New Shareholder and references to the "Principal Party" in respect of the New Shareholder were a reference to Principal [A][B] [insert Principal Party of the transferring party].

(2)     (A)     This Deed shall be governed by and construed in accordance with the laws of England.

        (B) The New Shareholder hereby irrevocably accepts and submits to the non-exclusive jurisdiction of the courts of England but this Deed may be enforced in any court of competent jurisdiction.



                                      46.

IN WITNESS WHEREOF, this Deed has been executed as a Deed the day and year before first written.

SEALED with the Common Seal of              )
[Insert Name of the New Shareholder]        )
and SIGNED by                               )
in the presence of:-                        )




                                      47.

                                   SCHEDULE 5

                               ARBITRATION/EXPERT

Unless otherwise stated, references herein to Clauses are to clauses of this Schedule.

1.      General

1.1 If a deadlock arises between the Principal Parties in connection with or arising from this Agreement and the matter is referred to arbitration pursuant to Clause 7.2 of this Agreement (a "DISPUTE"), the Dispute shall be submitted to arbitration in accordance with Clause 2.

1.2 A party must not use information obtained in the course of any procedure established by this Schedule for any purpose other than to resolve the relevant dispute.

2.      Arbitration

2.1     (a)     Any referral of a Dispute to arbitration shall be made by
                notice, including a statement of the matters in the Dispute.

        (b) The arbitration must be conducted in accordance with the London Court of International Arbitration Rules (the "RULES") in force at the time the arbitration is commenced . The Rules are deemed to be incorporated by reference into this Schedule.

        (c) The arbitration shall take place in England and shall be conducted in English.

        (d) Party A and Principal Party A on the one hand, and Party B and (if Principal Party B is a different entity to Party B) Principal Party B, on the other hand, shall each appoint one arbitrator to resolve any Dispute, whereupon the two arbitrators shall appoint a third arbitrator. If the arbitrators appointed by the parties are unable to agree upon the appointment of the third arbitrator within 14 days, then such arbitrator shall be appointed by the London Court of International Arbitration.

        (e) In addition to the qualifications of the arbitrators contemplated by the Rules, the arbitrators should:

                (i) have an understanding of the relevant aspects of the telecommunications industry; and

                (ii) not be an officer, director or employee of a telecommunications company.

        (f) The parties agree to expedite the arbitration to the extent possible.

        (g) Unless determined to the contrary by the arbitrators, the parties will bear their own costs of the arbitration including the costs of any representatives and will each bear half the costs of the arbitration.

2.2 The Parties agree that the arbitrators may refer business or technical matters to experts for decision.



                                      48.

SIGNED by Susan Chow                               )
for and on behalf of                               )
HUTCHISON TELECOMMUNICATIONS                       )  /s/ SUSAN CHOW
LIMITED                                            )
in the presence of:- Bernardine Yu                 )




SIGNED by Susan Chow                               )
for and on behalf of                               )
HUTCHISON WHAMPOA LIMITED                          )  /s/ SUSAN CHOW
in the presence of:- Bernardine Yu                 )




SIGNED by Charles F. Carroll                       )
for and on behalf of                               )
ASIA GLOBAL CROSSING LTD.                          )  /s/ CHARLES F. CARROLL
in the presence of:- Monique Weiss                 )
                                                   )




SIGNED by Dan Cohrs                                )
for and on behalf of                               )
GLOBAL CROSSING LTD.                               )  /s/ DAN COHRS
in the presence of:-                               )




SIGNED by Susan Chow                               )
for and on behalf of                               )
HUTCHISON GLOBAL CROSSING                          )  /s/ SUSAN CHOW
HOLDINGS LIMITED                                   )
in the presence of:- Bernardine Yu                 )



                                      49.